FOR IMMEDIATE RELEASE	July 1, 2015
Contact: Susan Jordan 732-577-9996

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 1, 2015…...........On July 1, 2015, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable September 15, 2015, to shareholders of record at the close of business on August 17, 2015. The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on July 1, 2015, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from June 1, 2015 through August 31, 2015, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable September 15, 2015, to shareholders of record at the close of business on August 17, 2015. Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates ninety-two manufactured home communities containing approximately 15,700 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan. In addition, the Company owns a portfolio of REIT securities.

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